Contact: Signalife Rodney Hildebrandt Chief Operating Officer (864) 233-2300 or MCS Public Relations Sarah Morgan (800) 477-9626 sarahm@mcspr.com

RECOM MANAGED SYSTEMS CHANGES NAME TO SIGNALIFE

Heart-Monitoring Pioneer Unveils New Identity,
Plans to Bring First Product to Market in December 2005

Greenville, S.C., November 9, 2005 – Recom Managed Systems, Inc. (AMEX:RSY), announced today that it has changed its name to Signalife, Inc., reflecting the company’s commitment to the development and marketing of its proprietary signal-monitoring technology for the detection of disease.

“Our new name, Signalife, is a metaphor for our mission,” said Pamela Bunes, president, CEO and chairman of Signalife. “It reflects our dedication to providing physicians with improved ways to monitor patients’ health and identify potential problems earlier and more precisely than ever before.”

The company’s flagship product, the Model 100 Heart Monitor, is approved by the FDA and will be available to physicians nationwide in early December. The monitor uses patented technology developed by Signalife that allows patients to go about normal daily activities while recording a clinical-quality monitoring signal that can aid in the diagnosis of heart disease.

“Each year, cardiovascular disease is a primary or contributing cause for more than 1.4 million deaths in America,” said Bunes. “Moreover, 70 percent of all cardiovascular disease in this county could be prevented through earlier detection and intervention. Our goal is to help physicians reach that objective.”

In recognition of the name change, Signalife has received a new trading symbol on the American Stock Exchange – SGN. The company will commence trading under its new name and symbol effective as of the opening of the market on Tuesday, November 15, 2005. The name change and new trading symbol will be accompanied by a mandatory exchange of share certificates.  Under AMEX policy, until 75 percent of shares in the public float have been exchanged, Signalife’s stock will trade on a when-issued basis as SGN.WI, and settlement of trades will be suspended.  The company anticipates this process will take one to two weeks, after which pending trades will settle and the shares will trade under the SGN symbol.  If an investor’s shares are held by a broker, the change will be made automatically.  Shareholders who hold shares in their names must submit their shares to Signalife’s stock-transfer agent and registrar, Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, UT, 84107; (801) 266-7151.

About Signalife, Inc.
Signalife, formerly Recom Managed Systems, is a life-sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Signalife uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting.

The first Signalife product, the Model 100 Heart Monitor, is an ambulatory patient heart monitor that uses patented signal-processing technology to record a clinical-quality ECG signal in the presence of interference generated by the patient’s body movements and ambient environment. The Model 100 has received 510(k) clearance from the Food and Drug Administration and will be available to physicians in

December 2005.

Signalife is traded on the American Stock Exchange under the symbol SGN.WI. More information is located at http://www.signalife.com . Signalife: Clear Data. Trusted results.

Caution Regarding Forward-Looking Statements

Statements in this release that are not strictly historical are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause Signalife’s actual results in the future to differ materially from expected results. Factors which could cause or contribute to such differences include, but are not limited to, failure to complete the development and introduction of heart monitoring and other biomedical devices incorporating Signalife’s technology, failure to obtain federal or state regulatory approvals governing heart monitoring and other biomedical devices incorporating Signalife’s technology, inability to obtain physician, patient or insurance acceptance of for heart monitoring and other biomedical incorporating Signalife’s technology, and the unavailability of financing to complete management's plans and objectives, including the development of heart monitoring and other biomedical incorporating Signalife’s technology. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Signalife’s filings with the Securities and Exchange Commission.

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